Exhibit 10.1

AMENDMENT NO. 7
TO
LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 7 TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 26th day of June, 2007, by and between Silicon Valley Bank (“Bank”) and Sipex Corporation, a Delaware corporation (“Borrower”) whose address is 233 South Hillview Drive, Milpitas, California 95035.

Recitals

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 21, 2005 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.5(b) (Term Loan). Section 2.1.5(b) is amended in its entirety to read as follows:

(b) Interest accrues from the date of each Term Loan at the rate set forth in Section 2.3. Interest on each Term Loan shall be payable beginning on the first day of the month following the funding date of such Term Loan. Each Term Loan shall be payable in thirty-six (36) equal monthly installments of principal plus accrued interest; provided however, all of the Term Loan Obligations shall be paid in full no later than the earliest of (i) a violation of Section 7.2(a) or (b), (ii) a Merger or Acquisition, or (iii) the Borrower’s receipt of net proceeds from the consummation of an equity financing of no less than $10,000,000, all of the Term Loan Obligations shall be immediately due. When repaid or prepaid, the Term Loan may not be reborrowed.

2.2 Section 2.3 (Interest Rate, Payments.). The first sentence of Section 2.3(a) is amended in its entirety to read as follows: “Advances accrue interest on the outstanding balance at a per annum rate equal to the Prime Rate plus three percent (3.00%).”

2.3 Section 2.4 (Fees). Section 2.4(a) is amended in its entirety to read as follows:

(a) Success Fee. (i) On or prior to June 26, 2007, a fully-earned, non-refundable success fee of $20,000, (ii) on or prior to a Merger or Acquisition, an additional, fully-earned, non-refundable success fee of $55,000 and (iii) an additional, fully-earned, non-refundable fee of $2,500 shall be incurred per day if the any of the Obligations are not paid in full within 3 days of the applicable maturity date.

2.4 Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2 is amended in its entirety to read as follows:

Section 6.2 (Financial Statements, Reports, Certificates).

(a) Borrower will deliver to Bank: (i) as soon as available, but no later than 30 days after the end of each fiscal month, Borrower prepared consolidated financial statements prepared under GAAP, consistently applied, subject to year-end audit adjustments and the absence of footnotes and a deferred revenue report; (ii) as soon as available, but no later than the earlier of within 5 days of filing with the SEC or 50 days after the end of each fiscal quarter, Borrower’s Report on Form 10-Q containing consolidated financial statements prepared under GAAP, consistently applied, subject to year-end audit adjustments and the absence of footnotes and a deferred revenue report; (iii) as soon as available, but no later than the earlier of within 5 days of filing with the SEC or 90 days after the end of each fiscal year, Borrower’s Report on Form 10-K containing audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably result in damages or costs to Borrower or any Subsidiary of $500,000 or more; (v) within 45 days of the end of each fiscal year budgets, sales projections, operating plans, 8-K filings or other financial information Bank reasonably requests, including, a business forecast for the next fiscal year, including quarterly projected balance sheets, income statements and cash flow statements; and (vi) any other information regarding the operations, business affairs or financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, Bank reasonably requests. Intentionally Blank.

(b) Intentionally Blank.

(c) will deliver to Bank with the financial statements required in subsection (a) above, a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.

(d) Within 30 days after the end of each fiscal month, Borrower shall provide to Bank (i) a detailed aging of its accounts receivable and accounts payable, and (ii) a Borrowing Base Certificate signed by a Responsible Officer.

(e) Borrower will allow Bank to audit Borrower’s Collateral at Borrower’s reasonable expense. Such audits will be conducted no more often than every 3 months unless an Event of Default or an event which, with notice or passage of time or both would constitute an Event of Default, has occurred and is continuing.

2.5 Section 6.7 (Financial Covenants). Section 6.7 is amended in its entirety to read as follows:

(a) Minimum Liquidity Ratio. Borrower will maintain as of the last day of each fiscal month, a Liquidity Ratio of not less than 1.50:1.00. The Liquidity Ratio is calculated as the sum of (i) Borrower’s unrestricted cash and cash equivalents, short-term marketable securities and 50% of consolidated Accounts divided by (ii) the Obligations.

(b) Tangible Net Worth. Borrower will maintain, as of the last day of each fiscal quarter set forth below, a Tangible Net Worth of at least the amount set forth opposite such date. For purposes of this calculation, up to $5,000,000 in an aggregate amount of non-cash charges relating to inventory write-downs and/or restructuring charges may be added to Tangible Net Worth.

Fiscal Quarter Ending Date	Minimum Tangible Net Worth

September 30, 2006 December 31, 2006 March 31, 2007 June 30, 2007	$600,000 (-$5,500,000) (-$10,000,000) (-$20,000,000)

and each fiscal quarter thereafter $2,500,000 plus 50% of any positive net income for each fiscal quarter thereafter

2.6 Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Revolving Maturity Date” is the earliest of (i) a violation of Section 7.2(a) or (b), (ii) a Merger or Acquisition, (iii) the Borrower’s receipt of net proceeds from the consummation of an equity financing of no less than $10,000,000 or (iv) September 29, 2007.

2.7 Exhibits to the Loan Agreement. Exhibit C (Compliance Certificate) is deleted and replaced with the form attached hereto as Exhibit A. Exhibit E (LIBOR Supplement) is hereby deleted.

3. Limitation of Amendments.

3.1 The amendments set forth in Sections 2 above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s payment to Bank of the initial success fee referenced in Section 2.4(a)(i) of the Loan Agreement, (c) satisfactory due diligence discussions between Bank and Borrower’s investment bankers in regards to the pending Merger or Acquisition, and (d) payment of all Bank Expenses owing up to the date hereof.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
Silicon Valley Bank By: /s/ Ray Aguilar Name: Ray Aguilar Title: Relationship Manager	Sipex Corporation By: /s/ Clyde R. Wallin Name: Clyde R. Wallin Title: CFO

EXHIBIT A

EXHIBIT C

COMPLIANCE CERTIFICATE

TO: FROM:	SILICON VALLEY BANK 3003 Tasman Drive Santa Clara, CA 95054 Sipex Corporation

The undersigned authorized officer (“Officer”) of Sipex Corporation (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending      with all required covenants except as noted below, and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. In addition, the Officer certifies that Borrower and each Subsidiary (i) has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (ii) does not have any legal actions pending or threatened against Borrower or any Subsidiary of which Borrower has not notified Bank in accordance with Section 6.2 of the Agreement. Attached are the required documents supporting the certifications contained herein. The Officer certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Compliance Certificate	With monthly, 10Q and 10K financial statements and with Cash Holding Report and Deferred Revenue Report	Yes	No
Borrower prepared monthly financial statements	Within 30 days of month end	Yes	No
10Q, 10K (Audited) with financial statements	Within earlier of 5 days of issuance or 50 days of quarter end for 10Q and 90 days for 10K	Yes	No
A/R and A/P Aging Report and Borrowing Base Certificate	Monthly within 30 days	Yes	No
Annual Forecast along with business forecast, quarterly projected balance sheets, income statements and cash flow statements	Annually within 45 days of FYE	Yes	No
Any other information regarding the operations, business affairs or financial condition of the Borrower or any Subsidiary as Bank may request	Promptly after Bank requests	Yes	No

Financial Covenant	Required	Actual	Complies
Maintain (at month end):
Minimum Liquidity Ratio	1.5:1.00	:1.00	Yes	No
Maintain (at quarter end):
Minimum Tangible Net Worth	$600,000 (at 9/30/06) (-$5,500,000) (at 12/31/06) (-$10,000,000) (at 3/31/07) (-$20,000,000) (at 6/30/07) $2,500,000 plus 50% of any positive net income for each fiscal quarter thereafter	$	Yes	No
Borrower has deposit accounts located at the following institutions only: Silicon Valley Bank

Comments	BANK USE ONLY
Regarding	Received by:
Exceptions: See Attached.	AUTHORIZED SIGNER Date:
Sincerely,	Verified:
Sipex Corporation Signature	AUTHORIZED SIGNER Date:
Title	Compliance Status: Yes No

Date